UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BriteSmile, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BRITESMILE, INC.

490 North Wiget Lane

Walnut Creek, California 94598

(925) 941-6260

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD June 25, 2004

To the Shareholders:

Notice is hereby given that the Annual Meeting of the Shareholders of BriteSmile, Inc. (the “Company”) will be held at the Lafayette Park Hotel, 3287 Mt. Diablo Boulevard, Lafayette, California, 94549, on June 25, 2004, at 2:00 p.m., local time, and at any postponement or adjournment thereof, for the following purposes, which are discussed in the following pages and which are made part of this Notice:

1.	To elect ten directors, each to serve until the next annual meeting of shareholders and until his/her successor is elected and shall qualify;

2.	To approve the Board of Directors’ selection of Deloitte & Touche, LLP as the Company’s independent auditors;

3.	To ratify and approve an amendment to the Company’s Revised 1997 Stock Option and Incentive Plan pursuant to which the total number of shares of common stock issuable under the Plan has been increased from 1,250,000 to 1,500,000; and

4.	To consider and act upon any other matters that properly may come before the meeting or any adjournment thereof.

The Company’s Board of Directors has fixed the close of business on April 16, 2004 as the record date for the determination of shareholders having the right to notice of, and to vote at, the Annual Meeting of Shareholders and any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose related to the meeting during ordinary business hours at the offices of the Company at 490 North Wiget Lane, Walnut Creek, California 94598, during the ten days prior to the meeting.

You are requested to date, sign and return the enclosed Proxy which is solicited by the Board of Directors of the Company and will be voted as indicated in the accompanying Proxy Statement and Proxy. Your vote is important. Please sign and date the enclosed Proxy and return it promptly in the enclosed return envelope, whether or not you expect to attend the meeting. The giving of your proxy as requested will not affect your right to vote in person if you decide to attend the Annual Meeting. The return envelope requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed. Your proxy is revocable at any time before the meeting.

By Order of the Board of Directors,

John C. Dong

CFO and Secretary

Walnut Creek, California

April 23, 2004

BRITESMILE, INC.

ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

BRITESMILE, INC.

490 North Wiget Lane

Walnut Creek, California 94598

(925) 941-6260

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The enclosed Proxy is solicited by the Board of Directors of BriteSmile, Inc. (the “Company”) for use in voting at the Annual Meeting of Shareholders to be held at the Lafayette Park Hotel, 3287 Mt. Diablo Blvd., Lafayette, California, 94549, on June 25, 2004, at 2:00 p.m., local time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice. When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareholder completing the proxy. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors set forth herein, and FOR ratification of the appointment of auditors. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the Annual Meeting, by giving written notice to the Company’s Secretary prior to the Annual Meeting, or by giving a later dated proxy.

The presence at the meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company’s common stock entitled to vote shall constitute a quorum for the transaction of business. The Company does not have cumulative voting for directors; a plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. Action on a matter, other than the election of directors, is approved if the votes properly cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other questions and accordingly will have no effect. Votes cast by shareholders who attend and vote in person or by proxy at the Annual Meeting will be counted by inspectors to be appointed by the Company (it is anticipated that the inspectors will be employees, attorneys or agents of the Company).

The close of business on April 16, 2004 has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Each share shall be entitled to one vote on all matters. As of the record date there were 10,297,349 shares of the Company’s common stock outstanding of record and entitled to vote. For a description of the principal holders of such stock, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below.

This Proxy Statement and the enclosed Proxy are being furnished to shareholders on or about April 23, 2004.

PROPOSAL 1—ELECTION OF DIRECTORS

As amended on July 23, 1999, the Company’s Bylaws provide that the number of directors shall range from three to ten, as determined from time to time by the shareholders or the Board of Directors. Presently the Company’s Board of Directors consists of ten members, all of whom are nominees for election at the Annual Meeting. Each director elected at the Annual Meeting will hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified. Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below. If any such person is unable or unwilling to serve as a nominee for the office of director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of such nominees will be unwilling or unable to serve if elected as a director. The Company does not have a nominating committee of the Board of Directors. Instead, the independent members of the Board of Directors determine nominees for director, which permits all directors to fully participate in the process. In identifying and evaluating candidates to be nominated as directors, the Board seeks individuals with stated relevant experience that can add to the ability of the Board to fulfill its fiduciary obligation.

At the meeting, the shareholders will vote to elect five independent directors (as defined in Marketplace Rule 4200(A)(15) of The Nasdaq Stock Market) and five associated directors. All of these nominees currently serve as members of the Board of Directors. Messrs. Poch, Peters, Thompson, Schechter and Pierce are independent directors under the Nasdaq rules.

The following information is furnished with respect to the nominees. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE DIRECTOR.

Anthony M. Pilaro

Mr. Pilaro has been a director and Chairman of the Board of the Company since August 1997. Presently, he serves as Chairman of CAP Advisers Limited which maintains offices in Dublin, Ireland. He is also founder and Chairman of Excimer Vision Leasing L.P., a partnership primarily engaged in the business of leasing Excimer laser systems. Mr. Pilaro has been involved in private international investment banking. He was a Founding Director and former Chief Executive Officer of Duty Free Shoppers Group Limited, the world’s leading specialty retailer catering to international travelers, and a founder of the predecessor of VISX, Inc. A graduate of the University of Virginia, and the University of Virginia Law School, Mr. Pilaro practiced law in New York City through 1964.

John L. Reed

Mr. Reed served as Chief Executive Officer and Director of the Company from June 1999 to April 1, 2004. Previously, Mr. Reed was Chairman of the Pacific Retailing Division of DFS, where he was responsible for the operations of multiple retail stores, including the largest single, self-standing retail operation in the world. During his 21-year career at DFS, prior to being named Chairman of the Pacific Retail Division in 1997, Mr. Reed was President of DFS Hawaii. From 1982 to 1988, Mr. Reed was President of the DFS U.S. Mainland Operation. Mr. Reed has also served as Vice President of Merchandising for both Federated Department Stores and John Wanamaker.

Gerald Poch

Gerald A Poch is a Managing Director and co-head of the Pequot Capital Management, Inc. venture and private equity funds. Mr. Poch joined Arthur Samberg and Lawrence D. Lenihan, Jr. in 1998 as one of the leaders of the venture capital team responsible for the growth and strategic direction of the group. Mr. Poch brought more than 20 years of operating and transaction experience in the technology industry to Pequot. Previously, Mr. Poch was the chairman, president and CEO of GE Capital Information Technology Solutions a technology solutions provider (“ITS”). Prior to that, Mr. Poch was a founder, co-chairman and co-president of AmeriData Technologies, Inc. (NYSE: ASA), a value added reseller and systems integrator of hardware and software systems, and its predecessor companies until its acquisition by GE Capital in 1996. Mr Poch received his B.S. from the University of Connecticut Honors College and graduated cum laude with a J.D. from Boston University Law School.

Mr. Poch currently sits on the Board of Directors of the following public companies in addition to the Company: Andrew Corporation, (NASDAQ:ANDW), Analex Corporation (AMEX: NLX) and NETGEAR, Inc. (NASDAQ: NTGR) as well as the following private companies: GCT Semiconductor, Inc., iBiquity Digital Corporation, Mantaro Networks, Inc., Navic Systems, Inc., New River, Inc., ProSavvy, Inc., Quantum Bridge Communications, Inc., RSoft Design Group, Inc., WatchMark Corporation, Tectura Corporation, and Telelogue, Inc., and is an observer on Syndesis Limited. He also is a member of the Compensation Committee at iBiquity Digital Corporation, the Executive and Compensation Committees at New River, Inc., a member of the Audit Committee at WatchMark Corporation, and a member of the Audit Committee and Compensation Committee at Andrew Corporation.

R. Eric Montgomery

Mr. Montgomery has been a director of the Company since May 1998. He is a consultant, researcher, and entrepreneur in the oral care and cosmetic products industries, and has been granted over 65 US and foreign patents since 1981. Previously, from November 1997 until May 1998, he served as an independent consultant to the Company through Applied Dental Sciences, Inc. Mr. Montgomery is also the Founding Manager and President of Oraceutical LLC, an organization which develops products and technologies for dentistry and consumer oral care. Oraceutical is currently engaged by the Company as an independent contractor to provide technology development services. Mr. Montgomery’s companies have provided consulting services to and developed products for oral care and pharmaceutical companies. Pursuant to an Asset Purchase Agreement, on July 23, 2003, BriteSmile Development, Inc., a wholly owned subsidiary of the Company (“BDI”), acquired from Mr. Montgomery and his affiliates certain United States and foreign patents, patent applications, and other intellectual property relating to human oral care. In connection with the asset purchase transaction, Mr. Montgomery became a director of BDI.

Bradford Peters

Mr. Peters has been a director of the Company since December 1999. He is the President of Blackfin Capital, a privately held investment company based in New York. Prior to founding Blackfin Capital, from July 1993 to June 1998, Mr. Peters was with Morgan Stanley Private Wealth Management Group. Mr. Peters holds an MBA degree from Duke University.

Harry Thompson

Mr. Thompson has served as a director of the Company since December 1999. He is currently the President of The Strategy Group and Managing Director of Swiss Army Brands, Inc., where he has worked since 1989. Prior to founding The Strategy Group, Mr. Thompson served in senior management of several core units of the Interpublic Group of Companies, one of the world’s leading advertising groups. Mr. Thompson also has served as either manager or chairman of several telecommunication companies of The Galesi Group. Mr. Thompson holds an MBA degree from Harvard Business School.

Peter Schechter

Mr. Schechter was appointed a director of the Company in July 1999. Mr. Schechter is a founder of Chlopak, Leonard, Schechter and Associates, an international communications consulting firm. Previously, Mr. Schechter was Managing Director in charge of international business at the Sawyer/Miller Group, specializing in the management of international financial issues, political campaigns and country image programs. A graduate of the School of Advanced International Studies at Johns Hopkins University, Mr. Schechter has lived in Europe and Latin America and has extensive experience in the area of governmental relations. He is fluent in six languages.

L. Tim Pierce

Mr. Pierce, a certified public accountant, was appointed a director in February 2003. Mr. Pierce is currently serving as an Executive Vice President and the Chief Financial Officer and Corporate Secretary of SBI and Company in Salt Lake City, Utah. He joined SBI and Company in April 1998. Mr. Pierce worked for Mrs. Fields’ Original Cookies, Inc. from 1988 through 1998, where he served most recently as Mrs. Fields’ Senior Vice President, Chief Financial Officer, and Corporate Secretary. For twelve years from 1976 to 1988, Mr. Pierce served as an auditor with Price Waterhouse and Deloitte & Touche. Mr. Pierce received his Bachelor of Science in Accounting from Brigham Young University, Provo, Utah. Mr. Pierce is a former director of Mountain America Credit Union, a former director of various Mrs. Fields’ entities, and is currently a director of Lante Corporation and Scient Japan. Mr. Pierce is a member of the American Institute of Certified Public Accountants, and the Utah Association of Certified Public Accountants. Mr. Pierce is considered by the Company to be an audit committee financial expert.

Bruce Fleming

Mr. Fleming was named President and a director of the Company in June 2002, and was appointed its Chief Executive Officer on April 1, 2004. Prior to joining the Company, Mr. Fleming served as Senior Vice President Global Head of OTC for Novartis Consumer Healthcare, Inc. From 1981 through January 2001, Mr. Fleming worked with Johnson & Johnson in several capacities, including Worldwide Vice President over Consumer Oral and Wound Care Franchises for Johnson & Johnson Consumer Products Companies (November 1995 to October 1998), Worldwide Vice President – Wound Care for Johnson & Johnson Consumer Products Companies (October 1998 through April 1999), and Worldwide Vice President over Consumer Sector Business Development for Johnson & Johnson Consumer Companies, Inc. (April 1999 to January 2001). Mr. Fleming received a Master’s Degree in Public and Private Management from the Yale School of Organization and Management in 1985, and an AB Degree from Harvard College in 1979.

Dr. Julian Feneley

Dr. Feneley began working with BriteSmile in January 2002, focusing on strategic and development initiatives, was appointed Chairman of BriteSmile Development, Inc., in May 2003, and President of BriteSmile, Inc., in February 2004. Previously, Dr Feneley co-founded narrowbridge (e-customer acquisition technology company) and Bioscience Managers (biotechnology venture capital and corporate finance boutique). Until 2000, Dr. Feneley headed the European healthcare investment banking franchise of J P Morgan during its period as the globally ranked #1 investment bank in this industry sector. Dr. Feneley originated and executed transactions with an aggregate volume in excess of $200 billion, including the then largest merger in corporate history. Prior to joining J P Morgan in 1990, Dr. Feneley qualified and worked as a medical doctor at the renowned Guy’s Hospital in London, England.

There is no family relationship between any executive officer or director of the Company and any other executive officer or director.

DIRECTOR COMPENSATION

Effective January 2004, outside directors of the Company (non-employees) receive options to purchase 3,500 shares of common stock per year for each year during which they serve as a director. The exercise price of such options is 100% of the fair market price on the date of grant. Actual expenses incurred by outside directors are reimbursed.

MEETINGS OF THE BOARD OF DIRECTORS

The Company’s Board of Directors took action at four duly noticed meetings of the Board during the fiscal year ended December 27, 2003. Each nominee for director then serving as a director attended all of the Company’s meetings of the Board of Directors except Mr. Poch and Mr. Montgomery each missed one meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established an Executive Committee, an Audit Committee, and a Compensation Committee. Subject to certain restrictions, the Executive Committee possesses and exercises the powers of the Board of Directors during the intervals between regular meetings of the Board. The members of the Executive Committee during 2003 were Anthony Pilaro, John Reed, Gerald Poch, Bradford Peters, Harry Thompson, and Bruce Fleming. On April 1, 2004, Mr. Reed retired from his position as the CEO of the Company. For 2004, the members of the new Executive Committee will include Anthony Pilaro, Gerald Poch, Bradford Peters, Harry Thompson, Bruce Fleming and Julian Feneley.

The Company’s Executive Committee took action at five meetings during the fiscal year ended December 27, 2003. Each member of the Executive Committee then serving as a member of such committee attended all of the Company’s meetings of the Executive Committee. The Executive Committee also took action by unanimous written consent on November 21, 2003 and December 27, 2003.

Members of the Company’s Audit Committee during 2003 were Gerald Poch, Bradford Peters, Harry Thompson and Tim Pierce. For 2004 the members of the Audit Committee will be Gerald Poch, Bradford Peters and Tim Pierce. The Audit Committee held ten meetings during the fiscal year ended December 27, 2003. Each member of the Audit Committee then serving as a member of such committee attended all of the Company’s meetings of the Audit Committee except Mr. Poch and Mr. Harry Thompson each missed one meeting.

Members of the Company’s Compensation Committee during 2003 were Gerald Poch, Bradford Peters, Harry Thompson and John Reed. For 2004, the members of the Compensation Committee will be Bradford Peters, Peter Schechter and Harry Thompson. Among other things, the Compensation Committee is responsible for and reviews and recommends to the Board of Directors the salaries, bonuses and other forms of compensation and benefit plans for management of the Company and administers the Company’s 1997 Stock Option and Incentive Plan. The Compensation Committee met once and all committee members were in attendance.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

The Board of Directors has not established a formal process for shareholders to follow to send communications to the Board or its members, as the Company’s policy has been to forward to the directory any shareholder correspondence it receives that is addressed to them. Shareholders who wish to communicate with the directors may do so by sending their correspondence addressed to the director or directors at the Company’s headquarters at 490 North Wiget Lane, Walnut Creek, CA.

Directors are encouraged by the Company to attend the Annual Meeting of Shareholders if their schedules permit. Of the Company’s directors, Messrs. John Reed and Bruce Fleming were present at the Annual Meeting of the Shareholders held in September 2003.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

BriteSmile’s Audit Committee (referred to as “we” and “us”) during 2003 was composed of Gerald Poch, Bradford Peters, Harry Thompson and Tim Pierce, all independent directors of the Company. The Committee operates under a written charter. The Committee assists the directors in fulfilling their responsibility to our shareholders, potential shareholders and the investment community relating to accounting and financial reporting practices.

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the Company’s independent auditors and with appropriate Company financial personnel.

As needed, we meet privately with both the independent auditors and the appropriate Company financial personnel, each of whom has unrestricted access to the members of the Committee. We also recommend to the Board of Directors the appointment of the independent auditors and review periodically their performance and independence from management.

The directors who serve on the committee are all “independent” for purposes of Rule 4200(a)(15) of The National Association of Securities Dealers’ listing standards and National Market Marketplace Rules. That is, the Board of Directors has determined that none of them has a relationship to the Company that might interfere with their independence from the Company and its management.

The Committee has adopted a written charter setting out the functions of the Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with auditing standards generally accepted in the United States of America, and discuss with us any issues they believe should be raised with the Committee.

This year, we reviewed the Company’s audited financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent auditors for the 52 weeks ended December 27, 2003, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with auditing standards generally accepted in the United States of America.

We have received from and discussed with Deloitte & Touche the written disclosure as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with Deloitte & Touche any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the 52 weeks ended December 27, 2003.

Aggregate fees billed to BriteSmile, Inc. and its subsidiaries for 2003 and 2002 by BriteSmile’s independent auditor and principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are as follows:

	2003	2002
Audit Fees	$351,588	$177,000
Audit-Related Fees	$0	$27,000
Tax Fees (1)	$247,385	$21,000
All Other Fees	$54,700	$0

(1)	Includes fees for tax advice and tax return assistance in 2002 and 2003.

We have considered and determined that the provision of the non-audit services noted in the foregoing table is compatible with maintaining Deloitte & Touche’s independence. Prior to the performance of any services, the Audit Committee approves all audit and non-audit related services to be provided by the Company’s independent auditor and the fees to be paid therefore. Although the Sarbanes-Oxley Act of 2002 permits the Audit Committee to pre-approve some types or categories of services to be provided by the auditors, it is the current practice of the Audit Committee to specifically approval all services provided by the auditors in advance rather than to pre-approve, generally, any type of service.

Members of the 2003 Audit Committee

Gerald Poch

Bradford Peters

Harry Thompson

Tim Pierce

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES/CONSULTANTS

The following sets forth the name, age and position of each director and executive officer of the Company as of the date of this Report. Biographical information regarding Bruce Fleming, Julian Feneley and Eric Montgomery, each of whom currently also serves as a director of the Company, is included in this Proxy Statement under “Proposal 1 – Election of Directors.” Biographical information regarding the other executive officers and significant consultants of the Company follows below.

NAME	AGE	CURRENT POSITION(S) (1)
Bruce Fleming	46	Chief Executive Officer and Director
Julian Feneley	39	President and Director
Paul Dawson	49	Chief Executive Officer of BriteSmile International Limited
John Dong	50	Executive Vice President, Chief Financial Officer and Secretary
Stephen Miller	57	Executive Vice-President, Manufacturing and Distribution
Robert Sieban	34	Executive Vice-President, BriteSmile Whitening Centers
R. Eric Montgomery	48	Director, Director of BDI, President of Oraceutical LLC, consultant to the Company
John W. Warner	58	Research and Development Director

(1)	All directors serve for one year and until their successors are elected and qualified. All officers serve at the pleasure of the Board of Directors. There are no family relationships between any of the officers and directors.

Paul Dawson

Mr. Dawson, prior to joining the Company’s subsidiary, BriteSmile International as its Chief Executive Officer in April 1999, was Chief Executive Officer of Camus International, a global marketer of luxury goods. During his nine-year tenure with Camus, he spearheaded an aggressive worldwide market expansion program of the company’s premium cognac market. Prior to Camus, Mr. Dawson held the position of Engagement Manager at McKinsey & Company, an international consulting firm. While at McKinsey, he advised a broad range of multinational consumer companies on international expansion strategies. Mr. Dawson has lived and worked in the United States, Europe, Asia and the Middle East. He holds masters degrees from Cambridge University and University of California at Berkeley, and an MBA from Stanford University.

John Dong

Mr. Dong joined the Company as acting Chief Financial Officer in September 2002 and was appointed Chief Financial Officer and Executive Vice President on December 11, 2002. For 12 of the past 15 years prior to joining BriteSmile, Mr. Dong founded and grew a consulting firm specializing in acquisitions, turnarounds, IPO’s and divestitures. Mr. Dong’s experience includes financial services, as well as high tech development firms, venture capital, and high tech franchising. Prior to starting his consulting firm, Mr. Dong spent 7 years as a senior internal consultant with Wells Fargo Bank and led the IPO effort for San Francisco Federal Savings. Most recently he was the Chief Financial Officer and a Board Member of DV Capital, a diversified venture capital firm. Mr. Dong graduated from the University of California at Berkeley with a Bachelors Degree in Accounting and Finance. Mr. Dong also holds an MBA and earned his CPA credentials with Coopers & Lybrand, Int’l.

Stephen Miller

In October 2000, Stephen Miller was appointed Executive Vice President, Manufacturing and Distribution. Prior to joining BriteSmile in May 1999 as its Executive Vice President, Real Estate and Construction, Mr. Miller was for 11 years Vice President of Facility Development for DFS. While at DFS, Mr. Miller was responsible for the development of the flagship retail gallerias, high-end boutiques, duty free stores and entertainment complexes in the U.S., Oceania and the Pacific. Prior to DFS, Mr. Miller was Senior Vice President of Commercial and Industrial Development for Castle and Cooke, Inc. where for 17 years he was responsible for commercial, industrial and retail development for Hawaii’s second largest private landowner.

Robert Sieban

Effective June 1, 2003, Robert Sieban joined BriteSmile as Executive Vice President, BriteSmile Whitening Centers. A veteran of the retail industry, Mr. Sieban is responsible for BriteSmile’s Center Division. Mr. Sieban will also be responsible for retail sales of BriteSmile’s expanding proprietary oral care products. Mr. Sieban comes to BriteSmile with over 10 years retail experience including his most recent position as Senior Vice President of Retail Stores for Illuminations and positions at Pier 1 Imports and Sunglass Hut International.

Significant Employees or Consultants

Dr. John W. Warner

Dr. Warner has been a consultant to the Company since May of 1998 and currently acts as its Chief Scientist. He leads the Company’s assessment of existing products and LATW development efforts. Dr. Warner is an experienced research and technology consultant and entrepreneur who was one of the leading contributors to the development of ophthalmic applications of laser technology. Dr. Warner has served as a consultant to Northwestern University in the areas of technology development and commercialization. From March 1986 to December 1990 he was the founder and CEO of Taunton Technologies, Inc., a predecessor of VISX, Inc., engaged in the business of developing and manufacturing Excimer laser systems to perform ophthalmic surgery.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the record date, April 16, 2004, regarding beneficial stock ownership of (i) all persons known to the Company to be beneficial owners of more than 5% of the outstanding common stock (the only class of stock of the Company); (ii) each director, the Chief Executive Officer, and the four highest paid executives of the Company other than the CEO, and (iii) all officers and directors of the Company as a group. Each of the persons in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

Name and Address	Number of Shares Beneficially Owned (1)		Percent of Outstanding Shares(2)
Executive Officers and Directors

Paul Dawson 36 Fitzwilliam Place Dublin 2, Ireland	89,570	(3)	*

John Dong 490 North Wiget Lane Walnut Creek, California 94598	11,667		*

R. Eric Montgomery 29 Fairview Road P. O. Box 487 Monterey, Massachusetts 01245	362,442	(4)	3.51%

Bradford Peters Blackfin Capital, LLC 622 Third Avenue, 38th Floor New York, New York 10017	840,195	(5)	8.05%

Anthony M. Pilaro 36 Fitzwilliam Place Dublin 2, Ireland	4,929,613	(6)	45.86%

Name and Address	Number of Shares Beneficially Owned (1)		Percent of Outstanding Shares(2)
Gerald A. Poch Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, Connecticut 06880	814,375	(7)	7.86%

John L. Reed 490 North Wiget Lane Walnut Creek, California 94598	543,279	(8)	5.18%

Peter Schechter Chlopak, Leonard, Schechter & Assoc. 3021 O Street, N.W. Washington, D.C. 20007	16,875	(9)	*

Harry Thompson 169 E. 78th Street New York, New York 10021	32,078	(10)	*

Stephen Miller 490 North Wiget Lane Walnut Creek, California 94598	42,502	(11)	*

Bruce Fleming 490 North Wiget Lane Walnut Creek, California 94598	66,667	(12)	*

Tim Pierce SBI and Company 2625 E. Cottonwood Pkwy, Ste. 480 Salt Lake City, UT 84042	5,085	(13)	*

Julian Feneley 490 North Wiget Lane Walnut Creek, Ca 94598	5,335	(16)	*

All Officers and Directors as a Group (13 persons)	7,759,683		68.15%

5% Beneficial Owners

LCO Investments Limited 7 New Street St. Peter Port Guernsey, Channel Islands	4,929,613	(6)	45.86%

Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880	800,069	(14)	7.72%

John L. Reed 490 North Wiget Lane Walnut Creek, California 94598	543,279	(8)	5.18%

Brad Peters c/o Blackfin Capital, LLC 622 Third Avenue, 38th Floor New York, New York 10017	840,195	(5)	8.05%

Ian Ellis c/o Microcapital LLC 410 Jessie Street, Suite 1002 San Francisco, CA 94103	1,426,143	(15)	13.85%

*	Constitutes less than 1%.
(1)	Include any options or warrants to purchase shares which are presently exercisable or exercisable within 60 days.
(2)	All percentages are calculated based upon a total number of shares outstanding, which includes 10,297,349 shares of the Company issued and outstanding as of the record date, April 16, 2004, plus that number of options or warrants presently exercisable or exercisable within 60 days by the named security holder.
(3)	Includes 37,900 shares owned beneficially and options to purchase 51,670 shares at $4.31 per share.
(4)	Includes 348,490 shares owned beneficially, options to purchase 5,532 shares at $29.63 per share, options to purchase 3,335 shares at $30.00 per share, options to purchase 3,335 shares at $1.98 per share and options to purchase 1,750 shares at $10.86 per share.
(5)	Includes 700,765 shares owned of record and beneficially, warrants to purchase 63,677 shares at $30.00 per share, options to purchase 60,343 shares at $2.40 per share, options to purchase 3,655 shares at $15.00 per share, options to purchase 3,335 shares at $56.25 per share, options to purchase 3,335 shares at $1.98 per share and options to purchase 3,335 shares at $30.00 per share and options to purchase 1,750 shares at $10.86 per share.
(6)	Includes 2,988,678 shares owned of record and beneficially by LCO Investments Limited (“LCO”), 318,170 shares held indirectly through CAP Properties Limited, a subsidiary of LCO and acting as general partner of Excimer Vision Leasing LP, 249,818 shares held directly through P de P Tech Limited (“PdeP”), an affiliate of LCO, 4,500 shares held by AMP Trust, of which Mr. Pilaro is a beneficiary, 533,335 shares held by LCP II Trust, of which Mr. Pilaro’s wife is a beneficiary, 166,668 shares held by ACP II Trust, of which one of Mr. Pilaro’s adult sons not living in Mr. Pilaro’s household is a beneficiary, 166,668 shares held by CAP II Trust, of which one of Mr. Pilaro’s adult sons not living in Mr. Pilaro’s household is a beneficiary, 32,136 shares held by various trusts of which CAP is a co-trustee, 53,336 warrants to purchase shares at $30.00 per share held by LCO, 333,333 warrants to purchase shares at $6.00 per share held by LCO, 61,468 warrants to purchase shares at $2.40 per share held by LCO, 3,335 warrants to purchase shares at $30 per share held by PdeP, 7,500 shares owned of record by the CAP Charitable Foundation and 10,668 shares owned of record by CAP Advisers Limited (“CAP”). LCO is a wholly owned subsidiary of the ERSE Trust. CAP is a co-trustee of the ERSE Trust. Mr. Pilaro, a director of the Company, is Chairman of CAP. Mr. Pilaro disclaims beneficial ownership of the shares held by LCO, CAP Properties Limited, P de P Tech Limited, AMP Trust, LCP II Trust, ACP II Trust, CAP II Trust, the CAP Charitable Foundation, and CAP Advisers Limited and the trusts indicated above of which CAP is co-trustee.
(7)	Consists of 368,610 shares held of record by Pequot Private Equity Fund II, L.P., 184,308 shares held of record by Pequot Partners Fund, L.P., 184,305 shares held of record by Pequot International Fund, Inc., 3,333 shares held of record by Pequot Scout Fund, L.P., warrants held of record by Pequot Private Equity Fund II, L.P. to purchase 28,090 shares at $2.40 per share and to purchase 1,665 shares at $30.00 per share, warrants held of record by Pequot Partners Fund, L.P. to purchase 14,046 shares at $2.40 per share and to purchase 833 shares at $30.00 per share, warrants held of record by Pequot International Fund, L.P. to purchase 14,046 shares at $2.40 per share and to purchase 833 shares at $30.00 per share, (Pequot Private Equity Fund II, L.P., Pequot Partners Fund, L.P., Pequot International Fund, Inc. and Pequot Scout Fund, L.P. are referred to collectively as the “Pequot Funds”), options held by Mr. Poch to purchase 3,333 shares at $55.50 per share, options to purchase 5,890 shares at $30.00 per share, options to purchase 3,333 shares at $1.98 per share, and options to purchase 3,500 shares at $10.86 per share (of which only 1,750 have vested). Mr. Poch is a Managing Director of Pequot Capital Management, Inc., which holds voting and dispositive power for all shares held of record by the Pequot Funds and may be deemed to beneficially own the shares held by the Pequot Funds. Mr. Poch disclaims beneficial ownership of the shares held of record by the Pequot Funds except to the extent of his pecuniary interest.
(8)	Includes 343,128 shares owned beneficially, options to purchase 125,000 shares at $15.00 per share, options to purchase 24,999 shares at $4.31 per share, options to purchase 35,000 shares at $12.30 per share, warrants to purchase 13,485 shares at $2.40 per share and warrants to purchase 1,667 shares at $30.00 per share.

(9)	Includes 5,120 shares owned beneficially in a Revocable Living Trust, options to purchase 3,335 shares at $67.50 per share, options to purchase 3,335 shares at $30.00 per share, options to purchase 3,335 shares at $1.98 per share and options to purchase 1,750 shares at $10.86 per share.
(10)	Includes options to purchase from LCO 16,668 shares at $9.00 per share, options to purchase 3,335 shares at $56.25 per share, options to purchase 3,655 shares at $15.00 per share, options to purchase 3,335 shares at $30.00 per share, options to purchase 3,335 shares at $1.98 per share and options to purchase 1,750 shares at $10.86 per share.
(11)	Includes 1,667 shares owned beneficially, options to purchase 31,668 shares at $16.50 per share, and options to purchase 9,167 shares at $4.31 per share.
(12)	Includes options to purchase 66,667 shares at $10.98 per share
(13)	Includes options to purchase 3,335 shares at $1.98 per share and options to purchase 1,750 shares at $10.86 per share.
(14)	Consists of 368,610 shares held of record by Pequot Private Equity Fund II, L.P., 184,308 shares held of record by Pequot Partners Fund, L.P., 184,305 shares held of record by Pequot International Fund, Inc., 3,333 shares held of record by Pequot Scout Fund, L.P., warrants held of record by Pequot Private Equity Fund II, L.P. to purchase 28,090 shares at $2.40 per share and to purchase 1,665 shares at $30.00 per share, warrants held of record by Pequot Partners Fund, L.P. to purchase 14,046 shares at $2.40 per share and to purchase 833 shares at $30.00 per share, warrants held of record by Pequot International Fund, L.P. to purchase 14,046 shares at $2.40 per share and to purchase 833 shares at $30.00 per share.
(15)	Based on Schedule 13G and Form 3 filings with the SEC.
(16)	Includes 3,585 shares owned of record and options to purchase 1,750 shares at $12.75 per share.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms furnished to it during the year ended December 27, 2003, and representations made by certain persons subject to this obligation that such filings were not required to be made, the Company believes that all reports required to be filed by these individuals and persons under Section 16(a) were filed in a timely manner, except as follows:

1.	Form 4 report of Peter Schechter filed January 7, 2003 to report a transaction dated December 31, 2002.

2.	Form 4 report of LCO Investments Ltd. filed May 13, 2003 to report a transaction dated April 29, 2003.

3.	Form 4 report of John Reed filed June 20, 2003 to report a transaction dated June 17, 2003.

4.	Form 4 report of R. Eric Montgomery filed July 30, 2003 to report a transaction dated July 23, 2003.

Except as disclosed, the Company is not aware of any transactions in its outstanding securities by or on behalf of any director, executive officer or 10 percent holder, which would require the filing of any report pursuant to Section 16(a) during the year ended December 27, 2003, that has not been filed with the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows compensation paid by the Company for services rendered during 2001, 2002 and 2003 to John Reed, the Company’s Chief Executive Officer during 2003, and to the Company’s four most highly compensated executive officers during 2003 in addition to Mr. Reed.

Name and Principal Position	Period			Long-term Compensation
		Annual Compensation		Securities Underlying Options/SARs (#)	Other
		Salary ($)	Bonus ($)
John Reed, CEO(A)	2003 2002 2001	$239,636 225,000 252,600	$0 0 0	$0 0 0	$0 0 0

Bruce Fleming, President Officer (B)	2003 2002 2001	$350,000 175,000 n/a	$233,333 0 n/a	$0 0 n/a	$0 0 0

John Dong Chief Financial Officer, Secretary and Treasurer	2003 2002 2001	$184,769 63,692 n/a	$0 0 0	$103,808 0 n/a	$0 0 0

Paul Dawson, CEO, BriteSmile Int’l Ltd.	2003 2002 2001	$210,000 191,667 199,000	$44,370 0 10,000	$0 0 0	$0 0 0

Stephen Miller Executive VP, Manufacturing and Distribution	2003 2002 2001	$150,000 150,000 150,000	$0 0 15,902	$0 0 65,887	$0 0 0

Derek Correia Executive VP, Marketing (C)	2003 2002 2001	$132,880 217,079 96,726	$0 0 0	$133,574 0 65,887	$3,200 182,291 0

(A)	Mr. Reed served as Chief Executive Officer of the Company from June, 1999 to April 1, 2004. Mr. Reed continues to serve as a director of the Company.
(B)	Mr. Fleming joined the Company as President and director in June 2002. Effective April 1, 2004 he was appointed Chief Executive Officer of the Company.
(C)	Derek Correia resigned as Executive V.P., Marketing in June 2003. Other compensation includes $3,200 of rent paid by the Company in 2003 and $182,291 relocation costs paid by the Company in 2002.

The following table lists individual grants of stock options made during the Company’s last completed year as compensation for services rendered as an officer of the Company:

OPTION/SAR GRANTS IN 2003

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in FY 2003	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
John L. Reed	41,667	5.9	4.310	3/24/10	N/A	N/A

Bruce Fleming	166,667	23.7	23.400	7/1/13	N/A	N/A

John Dong	0	0	N/A	N/A	N/A	N/A

Paul Dawson	55,002 3,335 1,667	7.8 7.8 7.8	4.310 4.310 4.310	1/19/09 9/21/11 9/17/13	N/A N/A N/A	N/A N/A N/A

Steve Miller	5,000 4,167	1.3 1.3	4.310 4.310	3/20/11 11/1/09	N/A N/A	N/A N/A

Derek Correria	25,002	3.6	4.31	9/1/03	N/A	N/A

AGGREGATED OPTION EXERCISES IN LAST YEAR

AND DECEMBER 27, 2003 OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 27, 2003 (1) Exercisable/Unexercisable	Value of Unexercised In the Money Options at December 27, 2003 (1) Exercisable/Unexercisable
John L. Reed	0	0	149,999/16,668	$174,335/$116,171
Bruce Fleming	0	0	66,667/100,000	$19,734/$29,600
John Dong	4,667	$103,808	11,667/5,000	$0/$43,200
Paul Dawson	0	0	51,670/3,332	$360,238/$23,240
Steve Miller	0	0	35,835/5,000	$63,916/$0
Derek Correria	6,334	$133,574	0/0	$0/$0

(1)	Potential unrealized value is calculated as the fair market value at December 27, 2003 ($11.28 per share), less the option exercise price, times the number of shares.

Compensation of Directors

Effective January 2004, outside directors of the Company (non-employees) receive options to purchase 3,500 shares of common stock per year for each year during which they serve as a director. One half of these options vest immediately, and the remaining one half vest after six months of service. The exercise price of such options is 100% of the fair market price on the date of grant. Actual expenses incurred by outside directors are reimbursed.

Employment Contracts and Termination of Employment Arrangements

Certain of the Company’s executive officers whose compensation is required to be reported in the Summary Compensation Table are parties to written employment agreements with the Company as follows:

John Reed

Pursuant to a letter agreement between the Company and John Reed dated January 20, 1999, Mr. Reed agreed to serve as Chief Executive Officer of the Company. The agreement provides that the Company will pay Mr. Reed $250,000 a year for his services. Mr. Reed also received options to purchase 125,000 shares of the Company’s common stock at the closing price on the date of the agreement, of which 108,333 have vested as of March 24, 2003. Mr. Reed’s employment began in June 1999 and ended April 1, 2004. On March 24, 2000, Mr. Reed was granted options to purchase 41,667 shares of the Company’s common stock at the closing price on that date, of which 25,000 vested as of March 24, 2003. On March 31, 2004, Mr. Reed was granted options to purchase 35,000 shares at $12.30 per share.

Bruce Fleming

The Company entered into an employment agreement with Bruce Fleming on May 31, 2002. Under the terms of the agreement, Mr. Fleming served as President of the Company until his appointment as Chief Executive Officer on April 1, 2004. The Company pays Mr. Fleming an annual base salary of $350,000. In addition, Mr. Fleming is eligible for incentive bonuses if certain targets are met. In addition, Mr. Fleming received options to purchase 166,667 shares of the Company’s common stock. Options to purchase 33,333 shares vested on the date of the agreement; the remaining 133,334 options vest in equal installments over five years.

Paul Dawson

BriteSmile International, Ltd. entered into an employment agreement with Paul Dawson on April 19, 1999. Under the terms of the agreement, Mr. Dawson has served as Chief Executive Officer of BriteSmile International, a wholly-owned subsidiary of the Company. The Company pays Mr. Dawson $16,666 per month for his services. Mr. Dawson is eligible for a bonus based on the number of paid teeth whitening procedures performed in a designated international area. The bonus will be paid in cash and Common Stock of the Company. In addition, Mr. Dawson received options to purchase 50,000 shares of the Company’s common stock at the closing price on the date of the agreement. Options to purchase 16,667 shares vested on the date of the agreement. The remaining 33,333 options vest in equal installments over five years.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

John Reed, the Chief Executive Officer of the Company, has served as a member of the Compensation Committee of the Board of Directors during the last completed fiscal year. In addition, Mr. Reed purchased convertible notes from the Company as described below in Item 13, “Certain Relationships and Related Transactions.”

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Preliminary Note: Notwithstanding anything to the contrary set forth in any of the previous filings made by the Company under the Securities Act or the 1934 Act that might incorporate future filings, including, but not limited to, the Company’s Report on Form 10-K for the 52 weeks ended December 27, 2003, in whole or in part, the following Executive Compensation Report and the Stock Performance Graph appearing herein shall not be deemed to be incorporated by reference into any such future filings.

The Compensation Committee of the Board establishes and recommends executive compensation levels to the Board of Directors. The Committee during 2003 consisted of three non-employee directors (Gerald Poch, Bradford Peters and Harry Thompson) and John Reed, a director and at that time the Company’s CEO. The Compensation Committee for 2004 consists of three non-employee directors (Peter Schechter, Bradford Peters and Harry Thompson). This Compensation Report discusses the Company’s compensation policies and the basis for the compensation paid to its executive officers (including the Named Executive Officers), during the 52 weeks ended December 27, 2003.

The Committee is currently responsible for setting the Company’s policies regarding compensation and benefits, and administering the Company’s employee stock option and stock purchase plans. In particular, the Committee evaluates the performance of management and determines the compensation and benefits of executive officers.

Compensation Policy

The Committee’s policy with respect to executive compensation has been designed to:

•	Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company’s industry;

•	Reward executive officers for the achievement of key operating objectives and for the enhancement of the long-term value of the Company; and

•	Use equity-based incentives designed to motivate executives to focus on long-term strategic objectives, to align the interests of management and the stockholders, and to provide opportunities for management to share in the benefits that they achieve for the Company’s stockholders.

The components of compensation paid to executive officers consist of: (a) base salary, (b) incentive compensation in the form of stock options awarded by the Company under the Company’s Stock Option Plan, and (c) certain other benefits.

Components of Compensation

The primary components of compensation paid to executive officers and senior management personnel, and the relationship of these components of compensation to the Company’s performance, are discussed below:

•

Base Salary. The Committee periodically reviews and approves the base salary paid to executive officers and members of the Company’s senior management team. Adjustments to base salaries are determined based upon a number of factors, including the Company’s performance (to the extent such performance can fairly be attributed or related to each executive’s performance), as well as the nature of each executive’s responsibilities, capabilities and contributions. In addition, the Committee periodically reviews the base salaries of senior management personnel in an attempt to ascertain whether those salaries fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Committee believes that base salaries for the Company’s executive officers have historically been reasonable, when considered together with other elements of compensation (such as stock options and the bonus plans) in relation to the Company’s size and performance and in comparison with the compensation paid by similarly sized companies or companies within the Company’s industry.

•	Incentive Compensation. As discussed above, a substantial portion of each executive officer’s compensation package is in the form of incentive compensation designed to reward the achievement of key operating objectives and long-term increases in shareholder value. The Committee believes that the stock options granted under the Stock Option Plan reward executive officers only to the extent that shareholders have benefited from increases in the value of the common stock. In establishing the size of an executive’ opportunity for incentive compensation, including bonus and stock options, the Committee takes into account, in addition to general comparative information, the individual performance of the executive and the financial performance and strategic achievements of the Company during the prior year, the executive’s level of responsibility and potential to influence or contribute to the Company’s operations and direction, and the quality of the executive’s long-term strategic decisions made during the year. The Committee generally does not base its considerations on any single performance factor, nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates Company and individual performance against that mix. To the extent that qualitative factors are involved in the determination, the Committee must necessarily make a subjective assessment of performance.

•	Other Benefits. The Company maintains certain other plans and arrangements for the benefit of its executive officers and members of senior management. The Company believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the Company’s industry.

Conclusion

The Committee believes that its policies further the shareholders’ interests because a significant part of executive compensation is based upon the Company achieving its financial and other goals and objectives. At the same time, the Committee believes that its policies encourage responsible management of the Company in the short-term. The Committee regularly considers executive compensation issues so that its practices are as effective as possible in furthering shareholder interests.

The Committee bases its review on the experience of its own members, on information requested from management personnel, and on discussions with and information compiled by various independent consultants retained by the Company.

Respectfully submitted,

2003 Compensation Committee:

Gerald Poch

Bradford Peters

Harry Thompson

John Reed

STOCK PERFORMANCE GRAPH

The following graph compares the yearly cumulative total returns from the Company’s common stock, the Total Return Index for the Nasdaq Stock Market, and an industry graph for public companies engaged in the Medical Appliances and Equipment line of business, as such industry information is monitored by Media General Financial Services, Richmond Virginia.

ASSUMES $100 INVESTED ON DEC. 27, 1998

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 27, 2003

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Certain Human Oral Care Intellectual Property

In July 2003, BDI entered into an Asset Purchase Agreement (the “APA”) with R. Eric Montgomery (“Montgomery”) and certain entities owned and controlled by him (collectively, “REM”). Montgomery is a member of the Board of Directors of the Company. He is also the founding manager and President of Oraceutical, LLC (“Oraceutical”) and Oraceutical Innovative Properties (“OIP”), which have provided consulting services to the Company in the field of human oral care.

Pursuant to the APA, as subsequently amended in November 2003, BDI acquired intellectual property consisting primarily of certain United States and foreign patents, patent applications, continuations, continuations-in-part, trade secrets, technologies, know-how, trademarks and trade names relating to HOC for a purchase price of $6.4 million, plus a 50% participation interest in third party royalties and infringement recoveries relating to the intellectual property acquired.

The purchase price consisted of the following:

(i)	an aggregate $1,827,086 paid in cash;

(ii)	289,993 shares of common stock of the Company valued at $3,772,914; and

(iii)	$800,000 to be paid to a third party in $200,000 quarterly installments which commenced in February 2004.

In connection with this acquisition, the Company recorded an intangible asset (primarily HOC patents) of $6.4 million, which will be amortized on the straight-line method over a weighted average period of 9.82 years. Amortization expense will be approximately $640,000 per year.

As a result of this transaction, the Company acquired full ownership of a portfolio of over 80 HOC patents and patent applications that are strategic to the Company’s current teeth whitening business, which also offer the opportunity to expand, either directly or through strategic licensing activities, into broader HOC product segments with innovative technologies.

Financing Arrangements for the APA

To finance a portion of the APA transaction, LCO Investments Limited (“LCO”) loaned $1,000,000 to BDI in May 2003 under the terms of a promissory note due in May 2008. LCO loaned BDI an additional $1,000,000 on similar terms in July 2003, upon closing of the APA.

The promissory notes issued to LCO by BDI are not convertible by their terms into shares of Company common stock. However, for its loans to BDI, LCO received warrants to purchase 333,333 shares of common stock of the Company. All warrants granted to LCO are exercisable at $6.00 per share. The Company guaranteed the promissory notes issued to LCO by BDI. The shares of common stock underlying the warrants granted to LCO are subject to certain limited “piggyback” registration rights in the event of future registered public offerings of common stock sold by the Company.

LCO is the Company’s major shareholder. LCO is a wholly owned subsidiary of the ERSE Trust. CAP Advisers Limited is a co-trustee of the ERSE Trust. Mr. Pilaro, a director and Chairman of the Board of the Company, is Chairman of CAP Advisers Limited.

Consulting Agreements with Oraceutical

In November 2000, the Company entered into a Consulting Agreement with Oraceutical. R. Eric Montgomery, a director of the Company, is the founding Manager and President of Oraceutical. Effective July 2003, and pursuant to the APA described above under “Acquisition of Certain Human Oral Care Intellectual Property,” the foregoing Consulting Agreement was terminated and replaced by a new Consulting Agreement between BDI and OIP (the “BDI Consulting Agreement”).

The BDI Consulting Agreement provides for a five-year term at a rate of $180,000 per year. Under the BDI Consulting Agreement, Montgomery agreed to consult exclusively for BDI and the Company in the HOC field. BDI will own all new HOC intellectual property arising from work under the BDI Consulting Agreement.

Convertible Note Conversions

In November 2002, the Company sold to LCO and to Mr. Bradford Peters, both affiliates of the Company, 2% convertible notes which were due and payable on November 20, 2005. The November 2002 Notes, with accrued interest were convertible into shares of common stock of the Company at a conversion rate of $2.40 per share. LCO acquired $2,500,000, and Mr. Peters $1,000,000, in principal amount of the notes. John Reed, the Company’s CEO, funded an additional $500,000 in 2003 under the same terms, pursuant to his subscription commitment also entered into in November 2002.

John L. Reed is a shareholder and a director of the Company. He also served as Chief Executive Officer of the Company until April 1, 2004. Brad Peters is a shareholder and a director of the Company.

During 2003 the entire $4 million principal amount of the notes, together with accrued interest, was converted into 1,696,128 shares of common stock at the $2.40 conversion price.

November 2003 LCO Bridge Loan

In November 2003, the Company borrowed $2.0 million from LCO for general working capital purposes. This bridge loan was repaid in full (with accrued interest) and terminated on January 5, 2004 using proceeds from the $8.5 million private placement that closed in January 2004.

LCO Properties Sublease

On December 1, 1999 the Company, as lessee, entered into an Agreement of Sublease with LCO Properties, Inc., a Delaware corporation, as lessor. LCO Properties, Inc. is affiliated with the Company’s principal shareholder, LCO. The Sublease covers approximately 4,821 square feet of space located in New York City for one of the Company’s whitening centers. The sublease term is for ten years and calls for initial lease payments of $402,000 per year, subject to increase in the event of increases in the rent payable under the parent lease for the property between LCO Properties, Inc. and its lessor.

Harry Thompson Consulting Agreement

In August 1999, Harry Thompson, a director of the Company, agreed to provide marketing consulting services to the Company. In consideration for Mr. Thompson’s services to the Company, and pursuant to a letter agreement dated August 17, 1999, the Company’s principal shareholder, LCO, granted Mr. Thompson the right to purchase from LCO up to 16,668 shares of common stock of the Company at a price of $9.00 per share. The option to purchase from LCO expires on August 31, 2004.

Public Relations Services Agreement

On April 7, 1999, the Company entered into a Letter Agreement with Chlopak, Leonard, Schechter and Associates (“CLS”), a public relations firm in Washington, D.C. Pursuant to the agreement, in 2003 CLS provided public relations advice and served as communications counselors to the Company for consideration of $18,000 per month, plus expenses. As of April, 2004, payments under this contract increased to $22,500 per month, plus expenses. Peter Schechter, a director of the Company, is one of three managing partners of CLS.

EVL Lease Agreement

Effective December 2000, as amended, the Company secured a lease line of $15 million from Excimer Vision Leasing L.P. (“EVL”), for the lease of 3,000 BS3000 whitening devices. Anthony Pilaro, the Company’s Chairman, serves as Chairman of EVL. An affiliate of LCO, the Company’s largest shareholder, owns 70% of EVL.

Under the terms of these leases, the Company pays (i) a fixed monthly payment of principal and interest of $75,000 per month and (ii) variable rent payments equal to $25 per LATW procedure on the leased whitening devices.

Rental expense related to variable rent was $2,219,000, $2,150,000, and $2,680,000, for 2003, 2002 and 2001, respectively.

In November 2003 EVL agreed to accept 318,170 shares of restricted common stock of the Company in satisfaction of $4,040,750 of the Company’s obligation to pay “variable rent” under the EVL lease for the period from January 1, 2002 through October 31, 2003. The conversion price for the shares under this exchange agreement was $12.70 per share.

In December 2003, the Company and EVL amended their lease agreement to provide that both the fixed and variable rent portion of the monthly payment due beginning November 1, 2003 would be deferred and paid to EVL on February 15, 2005, with interest payable on the deferred amount at a rate equal to LIBOR, plus 250 basis points. Prepayment of these amounts in full or in part can be made without penalty. As of December 27, 2003, the unpaid variable rent was $329,000 and is included in long-term debt.

EVL Loan Agreement

On March 1, 2001, the Company borrowed $2.5 million from EVL for general working capital. The loan matures on May 10, 2006 and may be prepaid at any time without penalty. Payments under the loan consist of “fixed payments” of interest, “variable payments” of principal and interest and a “final payment” of principal. Monthly payments of up to $12,500 are due during the loan period. Variable payments are $25 for each LATW procedure performed at the Company’s 14 Centers. For 2003, 2002 and 2001 variable payments totaled $718,000, $717,000 and $664,000, respectively, and the unpaid balance of the loan was $1,083,000 at December 27, 2003. The final payment, due at maturity, will be the amount by which the aggregate of variable payments paid during the term of the loan is less than the original $2.5 million principal amount of the loan.

CAP Advisers Line of Credit

In December 2001, BriteSmile International, entered into Credit and Security Agreements (the “Credit Agreements”) with CAP Advisers Limited (“CAP Advisers”), which provided for a $6.5 million line of credit. BriteSmile International is a wholly-owned subsidiary of the Company. CAP Advisers is a United Kingdom company providing investment advisory, trustee and financial administration services to various trusts and entities, including, the ERSE Trust. The ERSE Trust owns 100% of LCO. Anthony Pilaro, the Company’s Chairman is also the Chairman of CAP Advisers and a director of LCO.

CAP Advisers assigned all of its interest in the line of credit to LCO. Thereafter, in November 2003, LCO agreed to accept 511,813 shares of restricted common stock of the Company in full satisfaction of the outstanding loan balance of $6,500,000. The conversion price for the shares was $12.70 per share.

This line of credit was terminated upon repayment.

CAP America Trust Center Loan

On May 7, 2003, the Company and CAP America Trust entered into a Loan Agreement for $2.5 million to be used for capital expenditures and other specific revenue generating initiatives to be agreed and defined by BriteSmile and CAP America Trust. CAP Advisers Limited, identified above, is a co-trustee of CAP America Trust. The Company began drawing on the line May 7, 2003 and may do so until May 10, 2006. Up to $1,700,000 of loan proceeds may be used for the specific revenue generating initiatives, and up to $800,000 for general working capital. Interest is fixed at 6%, payable monthly, with CAP America Trust having the right to reset the interest rate to 200 basis points over 1 year London Interbank Offered Rate (“LIBOR”) after giving the Company 30 days notice. A variable fee payment based on the number of teeth whitening procedure performed at the Centers will commence on May 11, 2006, and continue until May 10, 2011. Variable fees will be payable 40 days after the end of the month in which the procedures are performed, except for fees due for April/May 2011, which will become payable on the maturity date. The Company drew down $1.6 million under this loan as of December 27, 2003.

BDI Preferred Stock

In August 2003, BDI issued shares of BDI preferred stock to LCO in exchange for LCO’s $1 million investment in BDI. BDI is identified above under “Acquisition of Certain Human Oral Care Intellectual Property”. Interest is computed at the 1-year LIBOR rate plus 2% and adjusts annually on the anniversary date. Interest is payable annually. The preferred stock is not convertible and is redeemable in the event of certain circumstances. The Company has recorded this preferred stock as a liability.

PROPOSAL 2—APPROVAL OF INDEPENDENT AUDITORS

The Board of Directors of the Company has selected the accounting firm of Deloitte & Touche, LLP (“Deloitte”) as the independent auditors for the Company for the 53 weeks ending January 1, 2005.

Selection of Deloitte & Touche as Independent Public Accountants

On June 20, 2002, the Company engaged Deloitte as our independent public accountants to review our interim financial statements beginning with our fiscal quarter for the 13 weeks ended June 29, 2002, and to audit our financial statements beginning with the 52 weeks ending December 28, 2002. We terminated our relationship with our former independent public accountants, Ernst & Young LLP (“E&Y”), effective with the appointment of Deloitte. The dismissal of E&Y and the appointment of Deloitte were approved by the Company’s Audit Committee.

During the 52 weeks ended December 29, 2001; the transition period from April 2, 2000 to December 30, 2000; the 52 weeks ended April 1, 2000; and the interim period from to December 29, 2001 through June 20, 2002 (the date of dismissal of E&Y), there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that would have caused E&Y to make references in their reports to such disagreements.

E&Y’s reports on the financial statements of the Company for the 52 weeks ended December 29, 2001; for the transition period from April 2, 2000 to December 30, 2000; and for the 52 weeks ended April 1, 2000, contained no adverse opinion or disclaimer of opinion and was not modified as to audit scope or accounting principles, except as follows:

The report of E&Y for the 52 weeks ended December 29, 2001, as contained in the Company’s Annual Report on Form 10-K for that fiscal year (the “2001 Annual Report on Form 10-K”), noted that in year 2000 the Company changed its method of accounting for revenue recognition in accordance with guidance provided in SEC Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements.”

We provided E&Y with a copy of this disclosure and requested that they furnish a letter addressed to the Securities and Exchange Commission (the “Commission”) stating whether they agree with the above statements. A copy of such letter, dated July 2, 2002, was filed as Exhibit 16 to a Current Report on Form 8-K/A filed July 3, 2002.

At the Annual Meeting, shareholders will be asked to ratify the selection by the Board of Directors of Deloitte as the Company’s independent public accountants for the 2004 fiscal year. A representative of Deloitte is expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

THE BOARD RECOMMENDS SHAREHOLDER APPROVAL OF THE SELECTION OF AUDITORS.

PROPOSAL 3—AMENDMENT TO STOCK OPTION PLAN

Effective April 13, 2004, the Company’s Board of Directors adopted an amendment to the Company’s Revised 1997 Stock Option and Incentive Plan (the “Plan”). Pursuant to the amendment, the aggregate number of shares of Common Stock of the Company available for issuance under the Plan was increased from 1,250,000 shares to 1,500,000 shares. The additional shares will be used for normal corporate purposes, including grants to new and current officers, employees, directors and agents.

At the Annual Meeting, the Company’s shareholders will be asked to ratify and approve the amendment to the Plan, and the Board of Directors is soliciting the enclosed proxy as to that decision. A brief description of the material provisions of the Plan, as amended, and a table summarizing the benefits to be conferred under the Plan, follows.

The Plan permits the award of incentive stock options to key employees, and permits the award of non-qualified stock options, stock appreciation rights, cash and stock bonuses, and other incentive grants to key employees, directors, officers, agents and consultants who have important relationships with the Company or its subsidiaries. Presently there are over 95 employees who are eligible to participate in the Plan. The Plan was initially adopted by the Board of Directors effective as of January 31, 1997. Subsequently, the Plan has been amended by action of the directors and shareholders of the Company, resulting in the current number of shares available under the Plan of 1,250,000.

The principal provisions of the Plan are summarized below.

Administration

The Plan is administered by the Board of Directors of the Company, or a Committee appointed by the Board consisting solely of two or more non-employee directors. To date, the full Board has not appointed a separate Plan Committee. As used herein, “Plan Committee” refers to the full Board of Directors. The Plan Committee will determine and designate the individuals and classes of individuals to whom awards under the Plan should be made and the amount, terms and conditions of the awards. The Plan Committee may adopt and amend rules relating to the administration of the Plan. Upon election of the director nominees identified in Proposal 1 herein, the Plan Committee will be comprised of all directors of the Company. The Plan is intended to comply with, and will be administered in accordance with, Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereto.

Eligibility

Awards under the Plan may be made to directors, officers, or key employees of the Company and its subsidiaries, and to nonemployee agents, consultants, advisors, and other persons whom the Plan Committee believes have made or will make an important contribution to the Company or any subsidiary thereof, subject to Section 422 of the Code, which limits the grant of “Incentive Stock Options” to executive officers and other senior managerial and professional employees.

Shares Available

Subject to adjustment as provided in the Plan, and as amended to date, a maximum of 1,500,000 shares of the Company’s common stock is reserved for issuance thereunder. If an option or stock appreciation right granted under the Plan expires or is terminated or canceled, the unissued shares subject to such option or stock appreciation right are again available under the Plan. In addition, if shares sold or awarded as a bonus under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased are again available under the Plan. In the absence of an effective registration statement under the Securities Act of 1933, as amended (the “Act”), all shares granted under the Plan will be restricted as to subsequent resales or transfer, pursuant to Rule 144 under the Act.

Term

Unless earlier terminated by the Plan Committee, the Plan will continue in effect until the earlier of: (i) January 31, 2007, and (ii) the date on which all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Plan Committee may suspend or terminate the Plan at any time except with respect to options, and shares subject to restrictions, then outstanding under the Plan.

Stock Option Grants

The Plan Committee may grant Incentive Stock Options (“ISOs”) and Non-Statutory Stock Options (“NSOs”) under the Plan. With respect to each option grant, the Plan Committee will determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised (including whether the option will be subject to any vesting requirements and whether there will be any conditions precedent to exercise of the option), and the other terms and conditions of the option. The Plan specifies, however, that 6 months must elapse from the date of grant of the options to the date of disposition by the option holder of the shares of common stock underlying the option. Options granted under the plan expire six months after the termination of the option holder’s employment for reasons other than permanent disability, retirement, death, or termination for cause.

ISOs are subject to special terms and conditions. The aggregate fair market value, on the date of the grant, of the common stock for which an ISO is exercisable for the first time by the optionee during any calendar year may not exceed $100,000. An ISO may not be granted to an employee who possesses more than 10% of the total voting power of the Company’s stock unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date it is granted, and the option is not exercisable for 5 years after the date of grant. No ISO may be exercisable after 10 years from the date of grant. The option price may not be less than 100% of the fair market value of the common stock covered by the option at the date of grant.

In connection with the grant of NSOs or ISOs, the Plan Committee may issue “Reload Options”, which allow employees to receive options to purchase that number of shares that shall equal (i) the number of shares of common stock used to exercise underlying NSOs or ISOs, and (ii) the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of the underlying NSOs or ISOs.

Unless provided otherwise by the Plan Committee in connection with a particular option grant, no vested option may be exercised unless at the time of such exercise the holder of such option is employed by or in the service of the Company or any subsidiary thereof, within three (3) years following termination of employment by reason of death, retirement, or disability, and within six (6) months following termination for any other reason, except for cause, in which case all unexercised options shall terminate forthwith. No shares may be issued pursuant to the exercise of an option until full payment therefor has been made. Upon the exercise of an option, the number of shares reserved for issuance under the Plan will be reduced by the number of shares issued upon exercise of the option.

Stock Appreciation Rights

Two types of Stock Appreciation Rights (“SARs”) may be granted under the Plan: “Alternate SARs” and “Limited Rights.” Alternate SARs are granted concurrently with or subsequent to stock options, and permit the option holder to be paid, in common stock, the excess of the fair market value of each share of common stock underlying the stock option at the date of exercise of the Alternate SARs over the fair market value of each share of common stock underlying the option at the grant date. The exercise of Alternate SARs shall be in lieu of the exercise of the stock option underlying the SARs, and upon such exercise a corresponding number of stock options shall be canceled. Alternate SARs are exercisable upon the same terms and conditions as are applicable to the options underlying them. Upon the exercise of an Alternate SAR, the number of shares reserved for issuance under the Plan will be reduced by the number of shares issued.

Limited Rights may be issued concurrently with or subsequent to the award of any stock option or Alternate SAR under the Plan. Limited Rights allow the holder thereof to be paid appreciation on the stock option or the amount of appreciation receivable upon exercise of an Alternate SAR in cash and in lieu of exercising such options or rights. Limited Rights are exercisable only to the same extent and subject to the same conditions and within the same time periods as the stock options or Alternate SARs underlying such Limited Rights; provided, however, that Limited Rights may not be exercised under any circumstances until the expiration of 6 months following the date of grant. Limited Rights are exercisable in full for a period of seven months following a change in control of the Company. Upon the exercise of Limited Rights, the stock options or Alternate SARs underlying such Limited Rights shall terminate. Cash payments upon the exercise of Limited Rights will not reduce the number of shares of common stock reserved for issuance under the Plan. No SARs have been granted under the Plan.

Stock Bonus Awards

The Plan Committee may award shares of common stock as a stock bonus under the Plan. The Plan Committee may determine the recipients of the awards, the number of shares to be awarded, and the time of the award. Stock received as a stock bonus is subject to the terms, conditions, and restrictions determined by the Plan Committee at the time the stock is awarded. No stock bonus awards have been granted under the Plan.

Cash Bonus Rights

The Plan Committee may grant cash bonus rights under the Plan either outright or in connection with (i) options granted or previously granted, (ii) SARs granted or previously granted, (iii) stock bonuses awarded or previously awarded, and (iv) shares issued under the Plan. Bonus rights granted in connection with options entitle the optionee to a cash bonus if and when the related option is exercised. The amount of the bonus is determined by multiplying the excess of the total fair market value of the shares acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. Bonus rights granted in connection with an SAR entitle the holder to a cash bonus when the SAR is exercised, that is determined by multiplying the amount received upon exercise of the SAR by the applicable bonus percentage. Bonus rights granted in connection with stock bonuses entitle the recipient to a cash bonus, in an amount determined by the Plan Committee, either at the time the stock bonus is awarded or upon the lapse of any restrictions to which the stock is subject. No bonus rights have been granted under the Plan.

Non-Assignability of Plan Awards

No award under the Plan shall be assignable or transferable by the recipient thereof, except by will or the laws of descent or pursuant to a qualified domestic relations order as defined in the Code.

Changes in Capital Structure

The Plan provides that if the outstanding common stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Plan Committee in the number and kind of shares available for grants under the Plan. In addition, the Plan Committee will make appropriate adjustments in the number and kind of shares as to which outstanding options will be exercisable. In the event of a merger, consolidation or other fundamental corporate transformation, the Board may, in its sole discretion, permit outstanding options to remain in effect in accordance with their terms; to be converted into options to purchase stock in the surviving or acquiring corporation in the transaction; or to be exercised, to the extent then exercisable, during a period prior to the consummation of the transaction established by the Plan Committee or as may otherwise be provided in the Plan.

Tax Consequences

The following description addresses the federal income tax consequences of the Plan. Although the Company believes the following statements are correct based on existing provisions of the Code and legislative history and administrative and judicial interpretations thereof, no assurance can be given that changes will not occur which would modify such statements. Also, such statements are intended only to provide basic information. Each Plan participant should consult his or her own tax advisor concerning the tax consequences of participation in the Plan because individual financial and federal tax situations may vary, and state and local tax considerations may be significant.

Certain options authorized to be granted under the Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or exercise of the ISO. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset held for more than one year. If an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or the exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realized ordinary income.

Certain options authorized to be granted under the Plan will be treated as NSOs for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of an NSO until the option is exercised. When the NSO is exercised, the optionee will realize ordinary compensation income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be taxable.

An employee who receives stock in connection with the performance of services will generally realize income at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the Code and no election under Section 83(b) of the Code is filed within 30 days after the original transfer. The Company generally will be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. The Company is required to withhold employment taxes on the amount of the income the employee recognizes. A participant who receives a cash bonus right under the Plan generally will recognize income equal to the amount of any cash bonus paid at the time of receipt of the bonus, and the Company generally will be entitled to a deduction equal to the income recognized by the participant.

Section 162(m) of the Code limits to $1 million per person the amount the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. Under proposed regulations, compensation received through the exercise of an option or SAR will not be subject to the $1 million limit if the option or SAR and the plan pursuant to which it is granted meet certain requirements. The currently applicable requirements are that the option or SAR be granted by a committee of at least two disinterested directors and that the exercise price of the option or the SAR be not less than fair market value of the Common

Stock on the date of grant. Accordingly, the Company believes compensation received on exercise of options and SARs granted under the Plan in compliance with the above requirements will not be subject to the $1 million deduction limit.

Amendments to Plan

The Plan Committee may at any time and from time to time terminate or modify or amend the Plan in any respect, including in response to changes in securities, tax or other laws or rules, regulations or regulatory interpretations thereof applicable to the Plan or to comply with stock exchange rules or requirements.

Although the Plan allows for grants to executive officers, directors, employees, or consultants, no new grants are currently contemplated from among the 250,000 additional Plan shares to be approved by shareholders under this proposal, except as follows:

Equity Compensation Plan Information (as of March 26, 2004)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (the Revised 1997 Stock Option Plan)	1,250,000	$22.70	0
Equity compensation plans not approved by security holders (Agreements outside the 1997 Option Plan)	106,672	$29.85	N/A

Total	1,356,672

THE BOARD RECOMMENDS SHAREHOLDER APPROVAL OF THE AMENDMENT TO THE 1997 STOCK OPTION PLAN.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present, and has not been informed that any other person intends to present, a matter for action at the 2004 Annual Meeting other than as set forth herein and in the Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of proxies will act in accordance with their best judgment.

The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally or by telephone, and, if deemed necessary, third party solicitation agents may be engaged by the Company to solicit proxies by means of telephone, facsimile or telegram, although no such third party has been engaged by the Company as of the date hereof. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of common stock held of record and will reimburse such persons for forwarding such material. The cost of this solicitation of proxies will be borne by the Company.

ANNUAL REPORT

COPIES OF THE COMPANY’S REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 2003 (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE COMPANY—ATTENTION: JOHN C. DONG, SECRETARY, 490 North Wiget Lane, Walnut Creek, California 94598. A request for a copy of the Company’s Report on Form 10-K must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Common Stock of the Company on April 16, 2004. Exhibits to the Form 10-K, if any, will be mailed upon similar request and payment of specified fees to cover the costs of copying and mailing such materials.

A copy of the Company’s 2004 Annual Report to Shareholders is being mailed with this Proxy Statement, but is not deemed a part of the proxy soliciting material.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation in connection with the 2005 Annual Meeting of Shareholders must be received by the Company by December 15, 2004. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company suggests that any such request be submitted by certified mail, return receipt requested. The Board of Directors will review any proposal which is timely received, and determine whether it is a proper proposal to present at the 2005 Annual Meeting.

MATERIAL INCORPORATED BY REFERENCE

The following financial and other information is incorporated by reference to the following sections of the Annual Report on Form 10-K of the Company for the 52 weeks ended December 27, 2003, as filed with the Securities and Exchange Commission: Item 8, the Company’s Consolidated Financial Statements and associated notes; and Item 7, Managements Discussion and Analysis of Financial Condition and Results of Operations.

The enclosed Proxy is furnished for you to specify your choices with respect to the matters referred to in the accompanying notice and described in this Proxy Statement. If you wish to vote in accordance with the Board’s recommendations, merely sign, date and return the Proxy in the enclosed envelope which requires no postage if mailed in the United States. A prompt return of your Proxy will be appreciated.

By Order of the Board of Directors

Walnut Creek, California	John C. Dong,
CFO and Secretary
April 23, 2004

Ú FOLD AND DETACH HERE Ú

PROXY

BriteSmile, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bruce Fleming and Julian Feneley and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of the Company held of record by the undersigned on April 16, 2004 at the Annual Meeting of Shareholders to be held at the Lafayette Park Hotel, 3287 Mt. Diablo Boulevard, Lafayette, California 94549, on Friday, June 25, 2004, at 10:00 o’clock a.m., local time, or at any adjournment thereof.

(Continued and to be signed on reverse side)

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY BY MAIL

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.	Please mark your votes like this	☒

1.	Election of Directors.			FOR	WITHHOLD AS TO ALL	FOR ALL EXCEPT	2.	To approve and ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	(INSTRUCTIONS: IF YOU MARK THE “FOR ALL EXCEPT” CATEGORY ABOVE, INDICATE THE NOMINEE(S) AS TO WHICH YOU DESIRE TO WITHHOLD AUTHORITY BY STRIKING A LINE THROUGH SUCH NOMINEE(S) NAME IN THE LIST BELOW:)			☐	☐	☐

	Anthony M. Pilaro Bradford G. Peters Peter Schechter Dr. Julian Feneley	John L. Reed R. Eric Montgomery Harry Thompson Gerald Poch	L. Tim Pierce Bruce Fleming				3.	To approve and ratify an amendment to the Company’s Revised 1997 Stock Option and Incentive Plan, increasing the number of shares subject to issuance under the Plan from 1,250,000 to 1,500,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

							4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

								PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

								COMPANY ID:

								PROXY NUMBER:

								ACCOUNT NUMBER:

Signature Signature of joint holder, if any Date

PLEASE SIGN EXACTLY AS THE SHARES ARE ISSUED. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.